Exhibit (d)(2)

EXECUTION VERSION

LIMITED GUARANTY

LIMITED GUARANTY, dated as of November 8, 2015 (this “Guaranty”), by Rizvi Opportunistic Equity Fund III, L.P., a Delaware limited partnership (the “Guarantor”), in favor of RealD Inc., a Delaware corporation (the “Guaranteed Party”).

1.         GUARANTY. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement), by and among the Guaranteed Party, Rhombus Cinema Holdings, LLC, a Delaware limited liability company (“Purchaser”), and Rhombus Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Guaranteed Party with the Guaranteed Party surviving as a wholly owned subsidiary of Purchaser, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due, complete, and punctual performance and discharge of (A) the payment obligations of Purchaser to the Guaranteed Party pursuant to Section 7.04(a) of the Agreement if, as and when due (the “Purchaser Fee Obligations”) and (B) the expense reimbursement and indemnification obligations of Purchaser to the Guaranteed Party pursuant to Section 7.04(d) and the final two sentences of Section 5.13(e) of the Agreement if, as and when due (the “Expense Obligations” and together with the Purchaser Fee Obligations, the “Guaranteed Obligations”). In no event shall the Guarantor’s aggregate liability under this Guaranty exceed an aggregate amount equal to (x) Twenty-Nine Million Dollars ($29,000,000) plus (y) any Expense Obligations of Purchaser minus (z) any Guaranteed Obligations actually paid by Purchaser, Merger Sub or the Guarantor to the Guaranteed Party (such limitation on the aggregate liability of the Guarantor for its Guaranteed Obligations being herein referred to as the Guarantor’s “Cap”). The guarantee by the Guarantor of the Guaranteed Obligations under this Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

If Purchaser fails to discharge any Guaranteed Obligations when due, then all such Guaranteed Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may, at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable law to collect the Guarantor’s liabilities hereunder in respect of such Guaranteed Obligations, subject to the terms and conditions of this Guaranty, including, without limitation, the Guarantor’s Cap.

2.         NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Agreement or the Commitment Letters or any other agreement that may be agreed to by Purchaser or Merger Sub or any other Person and irrespective of whether any action is brought against Purchaser, Merger Sub or any other Person or whether Purchaser, Merger Sub or any other Person is joined in any such action or actions. This Guaranty is a guarantee of payment and not of collection. To the extent that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be, and is, repaid or returned to the Guarantor under any state or federal law, common law or equitable cause or to any trustee, receiver or other person under any bankruptcy act in connection with any bankruptcy or insolvency proceeding with respect to the Guarantor or any of its Affiliates for any reason whatsoever (other than in connection with or following the valid termination of the Guarantor’s obligations in accordance with Section 7 hereof, except with regard to Guaranteed Obligations that were paid to the Guaranteed Party prior to such termination and so rescinded, repaid or returned, or in other circumstances where the Guarantor is not liable to make such payment), the Guarantor shall remain liable hereunder on the terms and subject to the conditions hereof as if such payment had not been made.

3.                                    CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a)        The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Purchaser or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, or agree to modify the terms of the Agreement or of any agreement between the Guaranteed Party and any other Person, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Guaranty or affecting the validity or enforceability of this Guaranty. The Guarantor agrees that, subject to the terms and provisions hereof, the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Purchaser or Merger Sub or any other Person; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of provisions of the Agreement or any other agreement, evidencing, securing or otherwise executed in connection with any Guaranteed Obligation; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement; (iv) any change in the corporate existence, structure or ownership of Purchaser, Merger Sub or any other Person; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser, Merger Sub or any other Person; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Purchaser or Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or (viii) any discharge of the Guarantor as a matter of applicable Law (other than as a result of, and to the extent of, payment of the Guaranteed Obligations in accordance with the terms of the Agreement or otherwise in accordance with the terms hereof). To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices required to be made to Purchaser or Merger Sub pursuant to the Agreement and notices pursuant to this Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Purchaser, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Agreement. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

(b)        (i) The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against Purchaser or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Purchaser or Merger  Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Purchaser or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and (ii) the Guarantor shall not exercise any such rights, in the case of each of (i) and (ii), unless and until all amounts payable by the Guarantor under this Guaranty shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Guaranty, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Guaranty.

(c)        Notwithstanding anything to the contrary contained in this Guaranty or otherwise, the Guaranteed Party hereby agrees that: (i) to the extent Purchaser is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Agreement, the Guarantor shall be similarly relieved of its corresponding payment obligations under this Guaranty; and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Guaranty that would be available to Purchaser and/or Merger Sub under the Agreement with respect to the Guaranteed Obligations (except for defenses arising from the bankruptcy or insolvency of Purchaser, Merger Sub, Guarantor or any of their Affiliates), as well as any defenses in respect of any breach by the Guaranteed Party of this Guaranty.

4.                                    REPRESENTATIONS AND WARRANTIES.

(a)                               The Guarantor hereby represents and warrants that:

(i)         it has all requisite limited partnership or other power and authority to execute, deliver and perform this Guaranty and the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(ii)        except as would not reasonably be expected to impair or delay the Guarantor’s performance of its obligations hereunder and except as set forth in or contemplated by the terms and provisions of the Agreement, (A) all consents, approvals, authorizations, permits of, filings with (other than filings to be made with the U.S. Securities and Exchange Commission) and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and (B) no other action by, and no notice to or filing with (other than filings to be made with the U.S. Securities and Exchange Commission), any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guaranty by the Guarantor;

(iii)       assuming due execution and delivery by the Guaranteed Party, this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity; and

(iv)       the Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Guaranty shall be available to the Guarantor for so long as this Guaranty shall remain in effect in accordance with Section 7 hereof.

5.         NO ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any other Person to which it has allocated all or a portion of its investment commitment to Purchaser pursuant to the Sponsor Commitment Letter; provided, further, that no such assignment or delegation shall relieve the Guarantor of its obligations hereunder. Any purported assignment not permitted under this Section 5 shall be null and void.

6.         NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given in the manner set forth in the Agreement; provided, that notices, requests, claims, demands and other communications to the Guarantor shall be sent to:

Rizvi Opportunistic Equity Fund III, L.P.

c/o Rizvi Traverse Management, LLC

9465 Wilshire Blvd. Suite 840

Beverly Hills, California 90212

Attention: Ben Kohn

Facsimile: (323) 544-6444

Email:       Ben.Kohn@RizviTraverse.com

with a copy (which shall not constitute notice) to:

Rizvi Traverse Management, LLC

260 East Brown Street, Suite 380

Birmingham, Michigan 48009

Attention: Audrey DiMarzo, General Counsel

Facsimile: (917) 591-7400

Email:          Audrey.DiMarzo@RizviTraverse.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 S. Grand Avenue

Los Angeles, California 90071

Attention: Chris Brearton

Jason Silvera

Facsimile: (213) 891-8763

Email:       chris.brearton@lw.com

jason.silvera@lw.com

7.         CONTINUING GUARANTEE. Subject to Section 3(c) hereof, this Guaranty may not be revoked or terminated and shall remain in full force and effect until all of the Guaranteed Obligations have been indefeasibly paid, observed, performed and satisfied in full. Notwithstanding the foregoing, or anything express or implied in this Guaranty or otherwise, except with respect to accrued Expense Obligations, this Guaranty shall terminate and the Guarantor shall have no further obligations under or in connection with this Guaranty as of the earliest of: (a) the Effective Time; (b) the termination of the Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances in which the Purchaser Termination Fee is not payable and there are no unpaid Expense Obligations of Purchaser at such time; (c) the termination of the Agreement pursuant to Section 7.01(b)(i) thereof (unless, in the case of this clause (c), the Guaranteed Party has previously commenced a claim for payment of the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations, in which case this Guaranty shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof); and (d) the receipt by the Guaranteed Party of the payment in full of the Guaranteed Obligations payable under this Guaranty. Notwithstanding the foregoing, or anything express or implied in this Guaranty or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding (A) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Guarantor’s Cap and limiting the Guaranteed Party’s enforcement hereof to the payment of money only or the provisions of this

Section 7 or Section 3(c), Section 8, Section 9, Section 10, Section 12 or Section 14 hereof are illegal, invalid or unenforceable in whole or in part, (B) that the Guarantor is liable in respect of Guaranteed Obligations in excess of or to a greater extent than the Guarantor’s Cap, or (C) any theory of liability against any Recourse Party or any Non-Recourse Party (each as defined in Section 8 hereof) with respect to this Guaranty, the Sponsor Commitment Letter, the Rollover Commitment Letter, the Agreement, any other agreement or instrument delivered in connection with this Guaranty or the Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Recourse Party(ies) against which such Retained Claims may be asserted in accordance with Section 8 hereof, then: (i) the obligations of the Guarantor under or in connection with this Guaranty shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Guaranty, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantor nor any other Recourse Parties or any Non- Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Guaranty, the Agreement, any other agreement or instrument delivered in connection with this Guaranty or the Agreement (including, without limitation, the Sponsor Commitment Letter and the Rollover Commitment Letter), or the transactions contemplated hereby or thereby.

8.         NO RECOURSE. The Guaranteed Party acknowledges and agrees that the sole asset of Purchaser and Merger Sub (other than contract rights) is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Purchaser or Merger Sub unless and until the Closing occurs under the Agreement. Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered in connection herewith or otherwise, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Guaranty, the Guaranteed Party, on behalf of itself and its stockholders, Affiliates, directors, officers, employees, representatives and agents (collectively with the Guaranteed Party, the “Guaranteed Party Related Parties”) acknowledges and agrees that: (a) no Person other than the Guarantor and the Guaranteed Party shall have any obligations under or in connection with this Guaranty, (b) the Guarantor shall have no obligations under or in connection with this Guaranty except as expressly provided by this Guaranty, and (c) no liability shall attach to, and no recourse shall be had by any Guaranteed Party Related Party, or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including, without limitation, by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Purchaser or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against, any Recourse Party or any Non-Recourse Party in any way under or in connection with this Guaranty, the Agreement, any other agreement or instrument delivered in connection with this Guaranty or the Agreement (including, without limitation, the Sponsor Commitment Letter and the Rollover Commitment Letter), or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), except that, notwithstanding the foregoing, the Guaranteed Party may assert claims against: (i) Rizvi Traverse Management, LLC under, and pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) the Guarantor under, and pursuant to the terms and conditions of, this Guaranty (subject to the Guarantor’s Cap); (iii)

Purchaser, to cause Purchaser to seek specific performance of the Guarantor’s obligation under, and pursuant to the terms and conditions of, the Sponsor Commitment Letter and Section 8.08 of the Agreement to fund the Financing Commitment (as defined therein) thereunder; (iv) Purchaser, to cause Purchaser to seek specific performance of any Rollover Investors’ obligation under, and pursuant to the terms and conditions of, the Rollover Commitment Letter and Section 8.08 of the Agreement to fund the Commitment (as defined therein) thereunder; and (v) Purchaser or Merger Sub to enforce the terms and conditions of the Agreement in accordance with the terms and conditions of the Agreement (the claims described in clauses (i) through (v) collectively, the “Retained Claims”). As used herein, the term “Recourse Parties” shall mean Purchaser, Merger Sub, the Rollover Investors and the Guarantor, collectively, and the term “Non-Recourse Parties” shall mean, collectively, the Recourse Parties’ respective former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors, and any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees or successors of any of the foregoing; provided that none of the Recourse Parties shall be Non-Recourse Parties. The Guaranteed Party, on behalf of itself and the other Guaranteed Party Related Parties, hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Guaranty, the Agreement, any other agreement or instrument delivered in connection with this Guaranty, the Agreement, the Sponsor Commitment Letter and the Rollover Commitment Letter, or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against (i) the Non-Recourse Parties or (ii) the Recourse Parties, except in the case of clause (ii) for Retained Claims asserted by the Guaranteed Party against the Recourse Party(ies) against which such Retained Claims may be asserted in accordance with the second sentence of this Section 8.

9.         GOVERNING LAW; JURISDICTION. THIS LIMITED  GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES. Any such actions or proceedings shall be heard and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware). In addition, each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the exclusive jurisdiction and venue of such courts in the event any dispute arises out of this Guaranty or any of the transactions contemplated by this Guaranty, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Guaranty or any of the transactions contemplated by this Guaranty in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the

State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) and (iv) consents to service of process being made through the notice procedures set forth in Section 6.

10.       WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES,  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.

11.       COUNTERPARTS. This Guaranty may be executed in one or more counterparts (including by email), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

12.       THIRD PARTY BENEFICIARIES. This Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Guaranty, the parties hereto intend that all Recourse Parties other than the Guarantor and all Non-Recourse Parties shall be, and such Recourse Parties and Non-Recourse Parties are, intended third party beneficiaries of this Guaranty who may rely on and enforce the provisions of this Guaranty that bar the liability, or otherwise protect the interests, of such Recourse Parties and Non-Recourse Parties.

13.       CONFIDENTIALITY. This Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Agreement. This Guaranty may not be used, circulated, quoted or otherwise referred to in any document or otherwise disclosed, except with the prior written consent of the Guarantor in each instance; provided, that no such written consent is required for any disclosure of the existence of this Guaranty by the Guaranteed Party (i) to the extent required by applicable Law or the applicable rules of any national securities exchange (provided that the Guaranteed Party will provide the Guarantor an opportunity to review such required disclosure in advance of such public disclosure being made, which review shall not unreasonably delay such public disclosure), (ii) to the extent that the information is already publicly available other than as a result of a breach of this Agreement by the Guaranteed Party or any other Person, (iii) pursuant to any litigation relating to the Agreement or the transactions contemplated thereby or (iv) to the Guaranteed Party’s representatives and Affiliates who need to know of the existence of this Agreement and are subject to confidentiality obligations.

14.                            MISCELLANEOUS.

(a)        Together with the Agreement, the Sponsor Commitment Letter, the Rollover Commitment Letter and the Confidentiality Agreement, this Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Guaranty or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor, any other Recourse Party or any Non-Recourse Party in connection with this Guaranty except as expressly set forth herein or in the Agreement, the Sponsor Commitment Letter, the Rollover Commitment Letter or the Confidentiality Agreement. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Guaranty except as expressly set forth herein or in the Agreement, the Sponsor Commitment Letter, the Rollover Commitment Letter or the Confidentiality Agreement.

(b)        Any term or provision of this Guaranty that is invalid, illegal or unenforceable in any jurisdiction (as determined by a court of competent jurisdiction) shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that, notwithstanding anything to the contrary contained in the Sponsor Commitment Letter or this Guaranty, neither the Sponsor Commitment Letter nor this Guaranty may be enforced without giving effect to Section 1 hereof limiting the Guarantor’s liability to the Guarantor’s Cap and limiting the Guaranteed Party’s enforcement hereof to the payment of money only, Section 7, Section 8, Section 9, Section 10, Section 12, this Section 14 and Section 3(c) hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and representatives not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)        The descriptive headings contained in this Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Guaranty.

(d)       All parties acknowledge that each party and its counsel have reviewed this Guaranty and, in the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Guaranty.

(e)        The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Guaranty in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Guaranty and to enforce specifically the terms and provisions of this Guaranty shall not be required to provide any bond or other security in connection with such order or injunction.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

RIZVI OPPORTUNISTIC EQUITY FUND III, L.P.

By: Rizvi Traverse GP III, LLC, its general partner

By:	/s/ Ben Kohn
Name: Ben Kohn
Title: Managing Director

[Limited Guaranty Signature Page (1 of 2)]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

REALD INC.

By:	/s/ Vivian W. Yang
Name:	Vivian W. Yang
Title:	EVP & General Counsel

[Limited Guaranty Signature Page (2 of 2)]